EXHIBIT 99.1

July 29, 2008 2:00 p.m. Pacific Time Company Press Release

SOURCE: Cowlitz Bancorporation CONTACTS: Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Reports Financial Results for the Second Quarter of 2008
    -    Capital Position Remains Strong
    -    Net Interest Margin Expands; Loan Growth Solid

LONGVIEW, Wash., July 29, 2008/PRNewswire/ --

	Flash Results
	Cowlitz Bancorporation (NASDAQ: CWLZ)
	(Numbers in Thousands, Except Per Share Data)

	Three Months Ending			Six Months Ending

	June 30,		March 31,	June 30,	June 30,
	2008	2007	2008	2008	2007

Net Interest Income	$5,735	$5,540	$5,402	$11,137	$11,292
Provision for Credit Losses	$13,002	$0	$593	$13,595	$275
Net Income (Loss)	($8,091)	$673	$902	($7,189)	$1,951
Diluted EPS	($1.60)	$0.13	$0.18	($1.42)	$0.38
Total Period End Loans				$428,187	$382,711
Total Period End Deposits				$465,372	$418,010

Cowlitz Bancorporation (NASDAQ: CWLZ) and its wholly-owned subsidiary Cowlitz Bank announced today that the Company’s net loss for the quarter ended June 30, 2008 was $8.1 million, or ($1.60) per diluted share, compared with net income of $673,000, or $0.13 per diluted share, during the same period of 2007. For the first six months of 2008, the Company’s net loss was $7.2 million, compared with net income of $2.0 million in the first half of 2007.

“The Company’s second quarter 2008 results reflected the unfavorable conditions in the residential real estate market that have resulted in declining real estate valuations and have affected home builders and developers of residential real estate properties ability to repay loans. Our non-performing assets today remain concentrated in a few problem loans related to residential real estate development. We have taken aggressive and timely actions to best position the Bank to manage effectively through this economic cycle,” stated Mr. Fitzpatrick.

“Cowlitz Bank continues to have excellent liquidity with a solid deposit base, approximately $100 million of borrowing capacity with the FHLB and capital ratios in excess of regulatory levels required to be ‘well-capitalized’,” he added. The table below illustrates the capital ratios for Cowlitz Bancorporation consolidated and Cowlitz Bank.

	Actual		Adequately Capitalized		To Be Well-Capitalized

(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2008
Total risk-based capital:
Consolidated	$ 59,439	12.22%	$ 38,920	>8.00%	N/A	N/A
Bank	$ 57,247	11.79%	$ 42,366	>8.00%	$ 48,557	>10.00%
Tier 1 risk-based capital:
Consolidated	$ 53,257	10.95%	$ 19,460	>4.00%	N/A	N/A
Bank	$ 51,075	10.52%	$ 19,423	>4.00%	$ 29,134	>6.00%
Tier 1 (leverage) capital:
Consolidated	$ 53,257	10.06%	$ 21,183	>4.00%	N/A	N/A
Bank	$ 51,075	9.63%	$ 21,215	>4.00%	$ 26,519	>5.00%

The provision for credit losses was $13.0 million in the second quarter of 2008. There was no provision in the second quarter of 2007 and $593,000 in the first quarter of 2008. Net loan charge-offs were $5.2 million in the second quarter of 2008. Consistent with regulatory guidelines and industry trends, the Company has accelerated the charge off of impairment reserves to the period when estimated collateral values are less than the loan balance for collateral dependent loans. Previously, the Company would recognize the charge-off on certain loans when the loan was resolved, sold or foreclosed on. As of June 30, 2008, the Company’s non-accrual loans are carried at management’s estimate of net realizable value.

“We have extensively reviewed our loan portfolio and believe that we are appropriately reserved at this time,” stated Ernie D. Ballou, Vice President and Chief Credit Administrator. “We are actively working with a relatively small number of customers and our bank-owned properties to resolve these issues as quickly as possible; however, given the current state of the real estate markets, it is prudent to expect a potentially lengthy time to resolution. Our single family residential portfolio continues to have minimal delinquencies.”

The allowance for loan losses increased to 161% of non-performing loans at June 30, 2008, compared with 30% of non-performing loans at June 30, 2007 and 78% at March 31, 2008. The increase in the allowance for loan losses is primarily the result of an increasing risk profile in the Bank’s land acquisition and development portfolio, as builder/developers are experiencing reduced cash flows due to sluggish sales and collateral values have fallen sharply. The allowance for loan losses increased to 3.28% of loans outstanding at June 30, 2008, compared with 1.27% in the same quarter last year and 1.50% at March 31, 2008.

Total non-performing assets were $12.9 million at June 30, 2008, down from $16.9 million at June 30, 2007 and $14.0 million at March 31, 2008. As a percentage of total assets, non-performing assets were 2.44% at June 30, 2008, compared with 3.45% at June 30, 2007 and 2.56% at March 31, 2008.

Non-accrual loans at June 30, 2008 consisted of four relationships totaling $8.6 million. All of these relationships related to land acquisition and development loans in Oregon and Washington. During the second quarter of 2008, the Company charged off to the allowance for loan losses two smaller relationships totaling $720,000 and recorded charge-offs on two other real estate related relationships totaling approximately $3.2 million. Two new real estate related relationships were placed on nonaccrual in the quarter, totaling approximately $4.5 million.

Other real estate owned (OREO) totaled $3.9 million at June 30, 2008, down $2.1 million from $6.0 million at March 31, 2008. The decrease was primarily due to asset write-downs in the quarter totaling approximately $2.0 million to reflect recent appraisals and management’s assessment of amounts ultimately collectible on disposition of the properties. OREO at June 30, 2008 consisted primarily of one residential real estate development project and one parcel of land in the Portland, Oregon area.

Total loans increased 12% to $428.2 million, up from $382.7 million at June 30, 2007, with loans growing at an annualized rate of 12% in the second quarter of 2008. The Company’s loan mix continues to reflect a business banking focus. As land development and construction loan maturities occur, the Company intends to shift its loan mix to increase commercial and industrial loans. Total deposits increased 11% to $465.4 million at June 30, 2008 from $418.0 million at June 30, 2007.

Net interest margin as a percentage was 4.87% for the second quarter of 2008, compared with 5.09% in the second quarter of 2007 and 4.65% in the first quarter of 2008. Net interest income was $5.7 million in the second quarter of 2008, compared with $5.5 million in the same quarter last year and $5.4 million in the first quarter of 2008. The second quarter 2008 net interest margin was affected by several factors, including rate cuts by the Federal Reserve of approximately 300 basis points between September 2007 and May 2008, continued competitive market pricing on both sides of the balance sheet, the level of nonperforming loans and a lower level of noninterest-bearing demand deposit accounts year-over-year.

“Deposit rates are generally slow to fall relative to the rate of decline in the Federal Reserve’s target federal funds rate. The Bank is beginning to see the effect of declining rates on overall deposit costs as the average rate on interest-bearing liabilities fell to 3.36% in the second quarter of 2008 from 4.02% in the first quarter and 4.26% in the second quarter a year ago. This reduction, combined with our hedging strategy, improved our margin this quarter,” said Mr. Fitzpatrick. The net settlement from interest rate contracts contributed $820,100 to net interest income in the second quarter of 2008, compared with $431,200 in the first quarter of 2008 and payments to counterparties of $57,000 in the second quarter of 2007.

The 2008 net interest margins were also affected by the Company’s election to redeem $45.1 million in callable certificates of deposit, with $21.5 million settling in March of 2008 and the balance in the second quarter of 2008. The new certificates of deposit have an approximately 140 basis point lower average cost and a slightly longer duration. In connection with the redemptions, the Company wrote off all unamortized premiums associated with those deposits. The deposit premium write-off increased the average cost of interest-bearing liabilities and decreased the net interest margin by approximately 6 basis points in the second quarter of 2008, and increased the average cost of interest-bearing liabilities by 13 basis points and decreased the margin by 10 basis points in the first quarter of 2008. The margin in the second quarter of 2007 was lower by approximately 25 basis points as the result of interest reversals on non-accrual loans in that quarter.

Non-interest income in the second quarter of 2008 included securities losses of $432,000. Of this loss, $200,000 was related to the sale of four mortgage-backed securities. The balance of $232,000 was due to the recognition of an other-than-temporary impairment charge on one FNMA investment grade perpetual callable preferred security, reflecting the extraordinarily unsettled equity market for government-sponsored enterprises. Excluding securities losses, non-interest income was $879,000 for the second quarter of 2008 compared with $909,000 in the same quarter of last year.

Non-interest expenses in the second quarter of 2008 were $6.9 million, up $1.4 million from the second quarter of 2007. The increase was primarily due to higher foreclosed asset expenses of $1.6 million related to the OREO write-downs in the second quarter of 2008, offset partially by a $417,000 reduction in the non-cash charge for the ineffective portion of the Company’s cash flow hedges.

On a year-to-date basis, net occupancy and equipment expenses in the first half of 2008 were higher than the first half of 2007 primarily due to higher levels of depreciation related to branch remodeling and related asset acquisitions in mid-2007. Professional services were down significantly in the first half of 2008 compared with the first half of 2007. The Company has experienced a higher level of legal costs related to nonperforming loans in the first half of 2008, while costs associated with Sarbanes-Oxley compliance efforts were significantly lower. Included in other expenses were deposit premium assessments of $187,000 in the first half of 2008, compared with $24,000 in the first half of 2007.

The Company’s effective tax rate for the first six months of 2008 was 43%, compared with 26% for the first six months of 2007. When the Company incurs a pre-tax loss, its effective tax rate is higher than the Federal statutory rate of 35% primarily due to tax-exempt income related to the municipal securities portfolio and investments in bank-owned life insurance. The Company’s effective tax rate for interim periods is based on projections of taxable income for the full year and is affected by the relative amounts of taxable and non-taxable income and the amount of available tax credits.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2007, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s ability to manage through the current economic cycle.

INCOME STATEMENT		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
	2008	2007	2008	2008	2007

Interest income	$ 8,932	$ 9,024	$ 9,147	$ 18,079	$ 17,792
Interest expense	3,197	3,484	3,745	6,942	6,500

Net interest income	5,735	5,540	5,402	11,137	11,292
Provision for credit losses	13,002	-	593	13,595	275

Net interest income after provision
for credit losses	(7,267)	5,540	4,809	(2,458)	11,017
Non-interest income
Service charges on deposit accounts	179	171	164	343	337
Fiduciary income	163	174	173	336	364
International trade fees	135	133	200	335	279
Increase in cash surrender value of bank
owned life insurance	154	137	152	306	273
Securities losses	(432)	-	-	(432)	-
Other income	248	294	273	521	562

Total non-interest income	447	909	962	1,409	1,815
Non-interest expense
Salaries and employee benefits	2,500	2,419	2,507	5,007	4,915
Net occupancy and equipment expense	630	553	617	1,247	1,092
Data processing and communication	231	210	215	446	470
Professional fees	208	384	263	471	771
Foreclosed asset expense (income)	2,036	422	(162)	1,874	422
Equity in limited partnerships losses	61	36	31	92	85
Interest rate contracts valuation adjustment	89	506	228	317	633
Other expenses	1,169	1,014	911	2,080	1,798

Total non-interest expense	6,924	5,544	4,610	11,534	10,186

Income (loss) before provision for income taxes	(13,744)	905	1,161	(12,583)	2,646
Provision (benefit) for income taxes	(5,653)	232	259	(5,394)	695

Net income (loss)	$ (8,091)	$ 673	$ 902	$ (7,189)	$ 1,951

Earnings (loss) per share:
Basic	$ (1.60)	$ 0.14	$ 0.18	$ (1.42)	$ 0.40

Diluted	$ (1.60)	$ 0.13	$ 0.18	$ (1.42)	$ 0.38

Weighted average shares outstanding:
Basic	5,055,621	4,944,457	5,054,473	5,055,047	4,922,595
Diluted	5,055,621	5,191,600	5,093,039	5,055,047	5,185,684
Shares outstanding at period end	5,067,379	4,950,975	5,054,507	5,067,379	4,950,975
Efficiency ratio (1)	112.0%	86.0%	72.4%	91.9%	77.7%
Number of full-time equivalent employees				129	142
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
SELECTED AVERAGES	2008	2007	2008	2008	2007

Average loans	$ 425,731	$ 382,440	$ 412,907	$ 419,319	$ 369,672
Average interest-earning assets	485,386	442,845	479,510	482,449	431,455
Total average assets	534,410	485,801	526,697	530,553	473,109
Average deposits	457,367	412,573	452,587	454,976	401,183
Average interest-bearing liabilities	382,367	327,728	374,677	378,521	315,185
Average equity	57,152	53,201	56,252	56,702	52,227

	June 30,	June 30,	March 31,
SELECTED BALANCE SHEET ACCOUNTS	2008	2007	2008

Total assets	$ 530,310	$ 489,954	$ 548,450
Securities available for sale	43,538	53,454	50,669
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	37,130	41,680	37,255
Multifamily	3,937	8,137	6,035
Construction	125,254	99,051	114,025
Commercial real estate	165,308	149,357	161,524

Total real estate	331,629	298,225	318,839

Commercial and industrial	93,130	81,454	94,120
Consumer and other	4,547	3,838	3,677

	429,306	383,517	416,636
Deferred loan fees	(1,119)	(806)	(1,162)

Loans, net of deferred loan fees	428,187	382,711	415,474
Goodwill and other intangibles	1,798	1,885	1,807
Deposits:
Non-interest-bearing demand	86,984	100,084	87,501
Savings and interest-bearing demand	30,783	31,856	33,337
Money market	78,839	69,516	93,345
Certificates of deposits	268,766	216,554	258,126

Total deposits	465,372	418,010	472,309
Borrowings	563	1,051	1,081
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	48,235	52,601	59,196

Book value per share	$ 9.52	$ 10.62	$ 11.71
Tangible book value per share	$ 9.16	$ 10.24	$ 11.35

		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
RATIOS ANNUALIZED	2008	2007	2008	2008	2007

Return on average assets	-6.09%	0.56%	0.69%	-2.72%	0.83%
Return on average equity	-56.94%	5.07%	6.45%	-25.50%	7.53%
Return on average tangible equity	-58.79%	5.26%	6.67%	-26.33%	7.83%
Average equity/average assets	10.69%	10.95%	10.68%	10.69%	11.04%
Yield on interest-earning assets (TE)	7.52%	8.25%	7.79%	7.66%	8.39%
Rate on interest-bearing liabilities	3.36%	4.26%	4.02%	3.69%	4.16%
Net interest spread (TE)	4.16%	3.99%	3.77%	3.97%	4.23%
Net interest margin (TE)	4.87%	5.09%	4.65%	4.76%	5.36%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending		Six Months Ending

	June 30,	June 30,	June 30,	June 30,
ALLOWANCE FOR CREDIT LOSSES	2008	2007	2008	2007

Balance at beginning of period	$ 6,425	$ 5,098	$ 5,990	$ 4,825
Provision for credit losses	13,002	-	13,595	275
Recoveries	15	148	27	172
Charge-offs	(5,195)	(61)	(5,365)	(87)

Balance at end of period	$ 14,247	$ 5,185	$ 14,247	$ 5,185

Components
Allowance for loan losses			$ 14,033	$ 4,875
Liability for unfunded credit commitments			214	310

Total allowance for credit losses			$ 14,247	$ 5,185

Allowance for loan losses/total loans			3.28%	1.27%
Allowance for credit losses/total loans			3.33%	1.35%
Allowance for loan losses/non-performing loans			161%	30%
Allowance for credit losses/non-performing loans			163%	32%

		June 30,	June 30,	March 31,
NON-PERFORMING ASSETS		2008	2007	2008

Loans on non-accrual status		$ 8,635	$ 16,278	$ 7,985
Loans past due greater than 90 days and accruing		98	-	-
Other real estate owned		3,925	-	6,046
Other foreclosed assets		285	618	9

Total non-performing assets		$ 12,943	$ 16,896	$ 14,040

Total non-performing loans to total loans		2.04%	4.25%	1.92%

Total non-performing assets/total assets		2.44%	3.45%	2.56%